Exhibit 10.1

Quidel/Inverness Settlement Agreement

1          Quidel and its Affiliates will pay the Inverness Parties and their Affiliates $17 million for a fully paid up worldwide irrevocable license to the Inverness Portfolio of Lateral Flow Patents for all Quidel products made and sold on or before the Effective Date and for a release of all actual and potential claims against Quidel, its Affiliates and their customers, distributors and retailers with respect to any Quidel Products using lateral flow technology made and sold on or before the Effective Date, such payment to be made within 2 business days of the execution of this agreement.

2          Quidel and its Affiliates will pay Inverness an 8.5% royalty on all Quidel Product Sales of all Quidel Products utilizing or incorporating any of the inventions claimed in the valid and enforceable claims of the Inverness Portfolio of Lateral Flow Patents, which Products are manufactured or sold anywhere in the world where Inverness maintains lateral flow patents; provided, however, that for avoidance of doubt all current Quidel pregnancy, strep, and flu products as well as any such products with minor modifications or new products using the same technology shall bear royalty payments to Inverness hereunder for the life of this agreement, but the products covered are not limited to these.  The parties agree to produce a list of the current Quidel Products which will bear royalties within 20 days following execution of this Agreement.  Quidel and its Affiliates will make payments quarterly.  The payment of any royalties by Quidel and its Affiliates shall not be considered an admission that any Quidel Products practice valid, enforceable claims of the Inverness Parties’ or their Affiliates’ patents, nor shall it be considered an admission of any other kind. Inverness shall have a right to inspect and audit Quidel royalty payments on reasonable notice using an independent, mutually agreed upon, third party auditor under confidentiality, at Inverness’s cost, provided that if the auditor discovers a royalty underpayment of more that 5% Quidel shall bear the cost of the audit.

3          The Inverness Parties hereby grant to Quidel and its Affiliates an irrevocable license, without the right to sublicense, to make, use, sell, offer to sell, and/or import, products utilizing or incorporating the inventions claimed in the valid and enforceable claims of the Inverness Portfolio of Lateral Flow Patents, including continuations, continuations in part and divisionals thereof.  Any new patents applied for or acquired by Inverness and its Affiliates after the date of this agreement are not included in the license, unless such patents embody lateral flow technology of the type at issue in this dispute.  The Field of Use excludes all aspects of cardiology testing and all aspects of consumer/over-the-counter women’s health diagnostics except infectious diseases.  The term of the license is to the end of the last patent to expire and the 8.5% royalty rate is to be paid on all royalty-bearing Quidel Products through that date.  Inverness also grants to Quidel and its Affiliates a full release of all actual and potential claims existing as of this date against Quidel and its Affiliates with respect to any Quidel Products, including all claims that were or could have been brought in the lawsuits pending between Inverness and Quidel.

4          Quidel hereby grants Inverness a worldwide royalty free license, without right to sublicense, to make, use, sell, offer to sell, and/or import, products utilizing or incorporating the inventions claimed in the valid and enforceable claims of the Quidel Portfolio of Lateral Flow Patents, including without limitation, the Eisinger patent, and any continuations, continuations in part or divisionals thereof.  Any new patents applied for or acquired by Quidel and its Affiliates after the date of this agreement are not included in the license, unless such patents embody lateral flow technology of the type at issue in this dispute.  Quidel also grants the Inverness Parties a full release of all actual and potential claims existing as of this date against the Inverness Parties with respect to any Inverness products using lateral flow technology, including all claims that were or could have been brought in the lawsuits pending between Inverness and Quidel.

5          It is expressly understood that the payments provided for in this agreement represent a net payment from Quidel and its Affiliates to the Inverness Parties which includes the value of the license that Quidel is granting in paragraph 4 above.  No further payments are due by either party in connection with the settlement except as set out in this offer letter.

6          The parties will dismiss with prejudice all pending cases or claims against each other, including without limitation the U.S. proceedings filed in the U.S. District Court in San Diego and the German infringement, nullity and opposition proceedings.  The Inverness Parties and their Affiliates will not instigate any new proceedings against the Quidel Products currently on the market or against any such products with minor modifications or new products using the same technology so long as the royalty is being paid on those products.  Quidel and its Affiliates will not instigate any new proceedings against the Inverness Parties’ lateral flow products currently on the market or against any such products with minor modifications or new products using the same technology.  The parties agree to dismiss with prejudice, or if they cannot do so, to withdraw from any challenge to the validity of any of the patents licensed under this agreement and not to reinstitute challenges to the validity of any of such patents.

7          The parties represent and warrant that they have the full authority to execute this offer letter and all the other documents and agreements contemplated in this letter and to grant the licenses and releases described in this letter, and that they will cause their Affiliates to execute any documents and agreements required to implement the licenses and releases described and perform the obligations set forth in this offer letter agreement.

8          Any dispute arising from or relating to this Agreement or relating in any way to patents in the Inverness Portfolio of Lateral Flow Patents (including without limitation the patents-in-suit) or to the patents in Quidel’s Portfolio of Lateral Flow Patents, or to any claim that Quidel and its Affiliates owe or do not owe payments to Inverness and its Affiliates, or to any claim as to whether a particular product (other than those products falling within the scope of the “provided, however” portion of the first sentence of paragraph 2 above)  utilizes or incorporates a valid, enforceable claim of patents in the Inverness Portfolio of Lateral Flow Patents, will be decided by binding Arbitration at the American Arbitration Association in Chicago, Illinois, under its Commercial Arbitration Rules.  To the extent state law is applicable in such a dispute, the laws of the State of Illinois, excluding its choice of law provisions, shall govern.  Within ten days after execution of this agreement, Inverness and Quidel will agree to adopt such procedures for the arbitration as are necessary to attempt to resolve any dispute subject to this arbitration within six months.  Inverness agrees that it will not seek injunctive relief against Quidel so long as Quidel pays the royalty sought by Inverness, pending the arbitration decision.

9          The licenses granted are nontransferable without the written agreement of the other party prior to any transfer, provided that the licenses, releases and other rights granted hereunder may be transferred in a corporate merger, asset sale, acquisition, reorganization or change in control (together a “Change in Control”) by which all of those product lines and technology platforms of the transferring party that exist and are being marketed on the date of the transfer are transferred in their entirety, further provided that in the event that such Change of Control is such that a third party already participating in the diagnostics market in one or more of the jurisdictions in which the other party has effective patents in force, assumes control of the transferring party, the royalty rate, if any, shall be increased by 25% (i.e., from 8.5% to 10.625%), and yet further provided that the acquirer shall agree in writing to be bound by the terms of this agreement.  In addition to the rights above in this paragraph 9 relating to transferability, either party may have a one-time right to transfer the rights under this agreement to a buyer, subject to the consent of the other party which shall not be unreasonably withheld, in connection with the sale of 20% or more

(measured by revenue) of a line of business subject to the license granted hereunder.  The licenses granted cannot be used by the receiving party with a third party in any manner which would allow the third party to obtain access to the license granted by an indirect manner. For the avoidance of doubt, in the event of a Change in Control, the license granted to Quidel and its Affiliates will not apply to products of the acquirer and its Affiliates or to their customers, suppliers, distributors and retailers to the extent such products are not Quidel Products.  In the event that either party acquires another party whose products use the lateral flow technology licensed, then rights under this agreement extend to such products only if the acquiring pays the other party hereto in full for any past infringement by such other party, at the royalty rate, if any, applicable under this agreement at the time of the acquisition.

10        This settlement is binding on Inverness and Quidel and their Affiliates upon the execution of this offer letter by both parties and the parties agree to promptly execute the required and appropriate confirming documents and to cause their Affiliates to execute the required and appropriate confirming documents.

11.                                 The terms of the settlement are confidential, except as required by law.  The parties will issue a short, matter-of-fact, joint press release announcing the settlement and, except as required by law, will only make statements about the settlement that are consistent with what is stated therein.

12.                                 DEFINITIONS

“Affiliates” shall include an entity’s past, present, and future affiliated companies, parents, subsidiaries, and brother-sister entities, and shall include U.S. and foreign entities.

“Effective Date” shall mean the date on which the parties execute this agreement.

“Inverness Parties” or “Inverness” shall include Inverness Medical Innovations, Inc., Inverness Medical Switzerland GmbH, Wampole Laboratories LLC, Applied Biotech, Inc., and Unipath Diagnostics, Inc., and their Affiliates.

“Inverness Portfolio of Lateral Flow Patents” shall include all U.S. and foreign patents and patent applications which the Inverness Parties or their Affiliates currently own or hereafter acquire, or with respect to which they possess the right to sublicense, which embody lateral flow technology of the type at issue in this dispute, and the continuations, continuations-in-part, and divisionals thereof.  For avoidance of doubt, the Inverness Portfolio of Lateral Flow Patents includes, but is not limited to, all of the Inverness Parties’ and their Affiliates’ patents at issue in the current litigation between the parties and Church & Dwight’s patents at issue in pending litigation between the parties, to the extent Inverness has the right to sublicense such patents.  Inverness shall produce a list of the patents within the Inverness Portfolio of Lateral Flow Patents not later than 10 business days of the execution of this agreement.

“Quidel” shall mean Quidel Corporation.

“Quidel Products” shall mean any past, present, or future products made, used, sold, or offered for sale by Quidel or its Affiliates.

“Quidel Product Sales” shall mean gross final sales by Quidel or its Affiliates to non-affiliated parties of Quidel Products made or sold in countries where Inverness and its Affiliates maintain lateral flow patents, net of returns and taxes stated on the invoices.

“Quidel Portfolio of Lateral Flow Patents” shall include all U.S. and foreign patents and patent applications which Quidel or its Affiliates currently own or hereafter acquire, or with respect to which they possess the right to sublicense, which embody lateral flow technology of the type at issue in this dispute, and the continuations, continuations-in-part, and divisionals thereof.  For avoidance of doubt, the Quidel Portfolio of Lateral Flow Patents includes, but is not limited to, the Eisinger patent and its foreign counterparts.   Quidel shall produce a list of the patents within the Quidel Portfolio of Lateral Flow Patents not later than 10 business days following the execution of this agreement.

13.                                 This is a complete and binding agreement that is effective upon execution hereof, but the parties may suggest additional minor terms for consideration and possible agreement by the parties within 10 business days following the execution of this agreement.

Inverness Medical Innovations, Inc.

/s/ Ron Zwanziger

Read and Agreed

Quidel Corporation

/s/ Caren L. Mason